UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 1, 2024

Safeguard Scientifics, Inc.

(Exact Name of Registrant as Specified in Charter)

Pennsylvania	001-05620	23-1609753
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer ID No.)

150 N. Radnor Chester Rd., STE F-200 Radnor, PA	19087
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 610-293-0600

Not applicable

(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock ($.10 par value)	SFE	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.	Other Events.

Safeguard Scientifics, Inc. (the “Company”), as authorized by its Board of Directors (the “Board”), will file amendments to the Company’s Second Amended and Restated Articles of Incorporation, as amended, with the Pennsylvania Department of State to effectuate a reverse stock split at a ratio of 1-for-100, to be followed immediately by a forward stock split at a ratio of 100-for-1 (collectively referred to as “stock splits”), which are expected to become effective on or about January 12, 2024, and the Company’s common stock is expected to begin trading on The Nasdaq Stock Market LLC (“Nasdaq”) on a post-forward stock split basis upon the opening of trading on January 16, 2024.

These stock split ratios are within the ranges approved by the Company’s shareholders at the special meeting of shareholders held on December 15, 2023 in connection with the Company’s previously announced plan to cease the registration of the Company’s common stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and to delist the Company’s common stock from trading on Nasdaq (referred to as the “Transaction”). Following the effectiveness of the stock splits, the Company intends to file a Form 25 (Notification of Removal From Listing and/or Registration under Section 12(b) of the Exchange Act) with the Securities and Exchange Commission (the “SEC”). The Company expects that the delisting will occur ten days after the filing of Form 25, at which point, the Company intends to file a Form 15 with the SEC certifying that it has less than 300 shareholders of record, which will terminate the registration of the Company’s common stock under Section 12(g) of the Exchange Act. Following the delisting of the Company’s common stock from trading on Nasdaq, any trading in the Company’s common stock would only occur in privately negotiated sales and potentially on an over-the-counter market. The Company is seeking to have its common stock quoted on a market operated by OTC Markets Group Inc. There is no guarantee, however, that a broker will make a market in the common stock.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Company has also previously announced that, in connection with the Transaction, Messrs. Salzman and Herndon will no longer serve as the Company’s executive officers as of December 31, 2023, and the Company entered into a letter agreement (the “Services Agreement”) with Rock Creek Advisors, LLC (“Rock Creek”). Pursuant to the Services Agreement, Rock Creek started to perform certain consulting and advisory services related to the outsourcing of the Company’s financial and operational functions effective as of January 1, 2024. In addition, the Board appointed Mark Dow of Rock Creek as the Company’s Chief Executive Officer, Chief Financial Officer and Secretary effective as of January 1, 2024.

Mr. Dow, 57, has been serving as Managing Director of Rock Creek since January 2019. As Managing Director of Rock Creek, he provides a full range of financial advisory, operational and management services to companies that have reached a financial inflection point due to business or market conditions. Mr. Dow has served as Chief Financial Officer and Chief of Operating Office of middle market companies, worked on turnarounds, managed wind downs and formal insolvency proceedings. Mr. Dow has more than 27 years of accounting, finance and operations experience.

Mr. Dow’s compensation for this position is included as part of the fees payable by the Company to Rock Creek for overall services Rock Creek provides to the Company. There are no additional, and no anticipated additional, compensatory arrangements between the Company and Mr. Dow in connection with his performance as the Company’s officer beyond such fees payable by the Company to Rock Creek. Other than as described above, there are no arrangements or understandings between Mr. Dow and any other person pursuant to which he was appointed to serve as Company’s Chief Executive Officer, Chief Financial Officer and Secretary. There are no family relationships between Mr. Dow and any director or executive officer of the Company. Other than as disclosed herein, Mr. Dow does not have a direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 7.01	Regulation FD Disclosure.

On January 5, 2024, the Company issued a press release, which is attached hereto as Exhibit 99.1 and incorporated by reference herein.

The exhibit is being furnished pursuant to Item 7.01, and the information contained therein shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section, nor shall such exhibit be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are filed herewith:

Number	Exhibit

99.1	Press Release, dated January 5, 2024
104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Safeguard Scientifics, Inc.

Date: January 5, 2024	By:	/s/ G. Matthew Barnard
	Name:	G. Matthew Barnard
	Title:	Special Counsel